Exhibit 5.01

Kenneth L. Guernsey

(415) 693-2091

kguernsey@cooley.com

May 31, 2011

LeapFrog Enterprises, Inc.

6401 Hollis Street, Suite 150

Emeryville, California 94608-1071

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Leapfrog Enterprises, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering the registration for resale of 18,963,311 shares of Class A Common Stock, $0.0001 par value per share, held by certain selling stockholders identified in the Prospectus (the “Shares”).

In connection with this opinion, we have examined (i) the Registration Statement and the Prospectus, (ii) the Company’s Restated Certificate of Incorporation and Bylaws, each as currently in effect, and (iii) such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Based on the foregoing, and in reliance thereon, we are of the opinion that the Shares have been duly authorized and validly issued and are fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY LLP

By:	/s/ Kenneth L. Guernsey
Kenneth L. Guernsey

101 CALIFORNIA STREET, 5TH FLOOR, SAN FRANCISCO, CA 94111-5800 T: (415) 693-2000 F: (415) 693-2222 WWW.COOLEY.COM